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                                  NEWS RELEASE
                          ***FOR IMMEDIATE RELEASE***


PennCorp Financial Group, Inc.
New York, New York  10151

Analysts' Contact:
Ms. Elizabeth Malone
(301) 656-1777

Media Contact:
Ms. Carol Spencer
(301) 215-8230

November 15, 1996



                         PENNCORP FINANCIAL GROUP, INC.
             ANNOUNCES SIGNING OF DEFINITIVE MERGER AGREEMENT WITH
                        WASHINGTON NATIONAL CORPORATION


New York, N.Y. - November 15, 1996 - PennCorp Financial Group, Inc. (NYSE: PFG) announced today the signing of a definitive agreement to acquire the stock of Washington National Corporation (NYSE: WNT).

The transaction, valued at approximately $400 million, is subject to approval by PennCorp and Washington National shareholders and certain regulatory agencies, and is expected to be completed during the first quarter of 1997. The consideration for the transaction will be PennCorp Financial Group common stock and cash. The transaction is intended to be a tax free merger with respect to PennCorp Financial common stock received.

Under the agreement, the holder of each outstanding share of Washington National common stock will be entitled to receive $29.50 in the form of cash, subject to the cash limitation described below, or shares of PennCorp common stock, or a combination of cash and shares of PennCorp common stock. The aggregate purchase price is subject to a reduction of up to $3 million (approximately $.23 per share) depending on the price obtained in a sale of Washington National's commercial mortgage portfolio. Approximately $73 million of cash consideration will be available on a pro-rata basis to those Washington National Corporation common stock shareholders who elect to receive cash for their shares. In addition, approximately $27 million will be used to purchase shares held by a Washington National pension plan, to redeem the shares of Washington
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National Corporation's $2.50 convertible preferred stock (which will be redeemed prior to the close of this transaction), and to retire outstanding Washington National Corporation options and shares of restricted stock. Additionally, two Washington National board members will be named to PennCorp's board of directors.

The amount of PennCorp common stock received in the merger will depend on the average closing price of PennCorp common stock during the 20 trading days ending on the third trading day prior to the closing. If the average closing price is between $31.66 and $38.69 per share, the value of PennCorp common stock received will remain at $29.50 (subject to the above adjustment). If the average closing price is between $28.14 and $31.66, the amount of PennCorp common stock received will be the same as for a price of $31.66. If the average closing price is below $28.14, the transaction may be terminated by Washington National unless PennCorp provides additional shares to maintain the value at the same level as for an average closing price of PennCorp common stock of $28.14. If the average closing price is between $38.69 and $42.21 per share, the amount of PennCorp common stock received will be the same as for a price of $38.69. If the average closing price is greater than $42.21, the transaction may be terminated by PennCorp unless Washington National agrees to adjust the number of shares of PennCorp common stock to maintain the value at the same level as for an average closing price of $42.21.

Subject to the filing of appropriate materials with the Securities and Exchange Commission, both companies expect to mail proxy statements to shareholders and hold shareholder meetings to vote on the transaction as soon as possible.

Washington National Corporation is an insurance holding company whose two main operating subsidiaries are Washington National Insurance Company, the premier writer of disability products to the educator market, and United Presidential Life, a leading writer of universal life products. As of June 30, 1996 Washington National Corporation, had over 2.9 billion of assets and GAAP book value (adjusted for option proceeds and severance payments) of $392 million.

"We are excited about adding these two quality insurance operations into PennCorp", stated David J. Stone, Chairman and CEO of PennCorp Financial. "Washington National Insurance Company and United Presidential provide PennCorp with additional distribution channels into our target middle market, substantial cross-marketing opportunities and the potential for significant consolidation savings. Additionally, this transaction evidences PennCorp's continuing plan of consolidating life insurance companies in transactions that make financial sense and which are accretive to earnings."

PennCorp is an insurance holding company. Through its subsidiaries, PennCorp underwrites and markets life, annuities and fixed benefit accident and sickness insurance to the middle market throughout the United States, Canada, and the Caribbean basin.